UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2018

ABEONA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15771	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Avenue of the Americas, 33rd Floor

New York, NY 10019

(Address of principal executive offices) (Zip Code)

(646) 813-4712
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 26, 2018, Abeona Therapeutics, Inc. (the “Company”) terminated the employment of Frank Carsten Thiel, Ph.D., its Chief Executive Officer. The termination by the Company was “for Cause” pursuant to the terms of the Employment Agreement, dated March 29, 2018, between the Company and Dr. Thiel (the “Employment Agreement”). In addition, on November 27, 2018, Dr. Thiel resigned as a member of the Board of Directors of the Company (the “Board”), effective immediately. Dr. Thiel’s termination and resignation were due to conduct violating the Company’s Code of Business Conduct and Ethics and not related to the condition of the Company’s finances, operations or clinical programs, nor due to any disagreement with the Company regarding its management of financial reporting, scientific data or other practices. On November 29, 2018, Dr. Thiel and the Company entered into a separation agreement (the “Separation Agreement”) providing that he will only be entitled to receive, as of the effective date of termination, Accrued Amounts and will recieve reimbursement for continuing medical benefits under COBRA for six months or until he obtains health benefits through new employment, whichever is sooner, but will not otherwise be eligible for any Annual Bonus or Severance Amount (each as defined in the Employment Agreement). The foregoing summary of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Separation Agreement, which is filed herewith as Exhibit 10.3.

Effective November 26, 2018, the Board appointed João Siffert, M.D., 54, the Company’s Head of Research and Development and Chief Medical Officer, to serve as Interim Chief Executive Officer. Dr. Siffert will continue to oversee research and development while serving as Interim Chief Executive Officer. It is anticipated that Dr. Siffert will serve as Interim Chief Executive Officer until the election by the Board of a permanent chief executive officer.

In connection with his appointment as Interim Chief Executive Officer, Dr. Siffert and the Company entered into an agreement (the “Amendment”) providing that he will receive an increased annualized salary of $550,000 (the “Interim Base Salary”) in respect of a six-month period during which he is expected to serve in this position (the “Interim Period”), commencing November 26, 2018. Other than the Interim Base Salary, Dr. Siffert’s current agreement with the Company, dated September 28, 2018 (the “Current Agreement”), will remain in place during the Interim Period. Pursuant to the terms of the Current Agreement, Dr. Siffert will receive (i) a target bonus of 45% of his regular base salary, $450,000, (ii) a sign-on bonus in the aggregate amount of $190,000, (iii) a grant of an initial option to purchase 180,000 shares of the Company’s common stock, which option will vest over a 48 month period, with 25% vesting on the one-year anniversary of the date of grant and the remaining 75% vesting in 36 equal monthly installments thereafter, and (iv) a subsequent grant of an option to purchase 60,000 shares of the Company’s common stock, which option will vest over a 48 month period with 25% vesting on the one-year anniversary of the date of grant and the remaining 75% vesting in 36 equal monthly installments thereafter. The foregoing summaries of the Current Agreement and the Amendment do not purport to be complete and are subject to, and qualified in their entirety by the full text of these agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Dr. Siffert does not have any family relationship with any member of the Board or any executive officer of the Company. Information about Dr. Siffert’s business experience can be found in the press release attached as Exhibit 99.1 hereto, which biographical information contained in paragraph 5 thereof is incorporated into this Item 5.02 by reference. Aside from the Amendment described in the preceding paragraph, there are no arrangements or understandings between Dr. Siffert and any other person pursuant to which he was appointed to serve as the Company’s Interim Chief Executive Officer.

Dr. Siffert will not serve on the Board of Directors during his tenure as Interim Chief Executive Officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between Abeona Therapeutics, Inc. and João Siffert, M.D., dated September 28, 2018.
10.2	Letter Agreement between Abeona Therapeutics, Inc. and João Siffert, M.D., dated November 29, 2018.
10.3	Separation Agreement between Abeona Therapeutics, Inc. and F. Carsten Thiel, Ph. D., dated November 29, 2018.
99.1	Press Release, dated November 26, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abeona Therapeutics Inc.
(Registrant)

By:	/s/ Neena Patil
	Name:	Neena Patil
	Title:	General Counsel and Secretary

Date: November 29, 2018